Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) by and between Bilal Arif (“Employee”) and Sarepta Therapeutics, Inc. (the “Company”), is made effective as of the date following Employee’s signature, and the expiration of the seven (7) day revocation period without revocation (the “Effective Date”) with reference to the following facts:

A. Employee is employed by the Company as an at-will employee.

B. Employee is separated as an employee of the Company effective September 15, 2025 (the “Separation Date”).

C. Employee and the Company want to end their relationship amicably and establish the obligations of the parties including, without limitation, all amounts due and owing to the Employee.

D. The Company wants to provide transition assistance to the Employee under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, the parties agree as follows:

1. Separation Date. Employee acknowledges and agrees that his status as an employee of the Company ends on the Separation Date. Employee hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Employee’s status as an employee of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Severance Benefits. The Company hereby agrees, subject to (i) Employee’s signing of this Agreement and not revoking this Agreement as provided in Section 5(b) below and (ii) Employee’s performance of his continuing obligations pursuant to this Agreement, and the Confidential Proprietary Rights and Non-Disclosure Agreement (attached hereto as Exhibit B), to provide to Employee the following payments and benefits.1

(a) Severance Payment. The Company shall pay to Employee severance in the lump sum amount of $576,700, subject to all ordinary payroll taxes and withholdings, which is equivalent to fifty-two (52) weeks of Employee’s base salary as of the Separation Date (the “Severance Payment”). The Severance Payment shall be paid within two (2) payroll periods after the Effective Date.

(b) Benefits. Employee will continue to be covered by the Company’s group medical, dental and/or vision insurance plans (“Health Plans”) as currently elected through the Separation Date. Regardless of whether Employee executes this Agreement, the Employee’s rights to continue coverage under the Health Plans following the Separation Date shall be governed by the federal law known as COBRA (the terms regarding COBRA will be set forth in a separate written notice). Subject to Employee signing, and not revoking this Agreement as provided in Section 5(b) below, and to Employee’s eligibility for, entitlement to, and timely election of continued coverage in Health Plans under COBRA, then during the period between September 16, 2025 and September 16, 2026 (the “Eligibility Period”), Employee will be entitled to continued participation in Company’s Health Plans and the

Company will directly pay the entire COBRA premium on the Employee’s behalf. At the end of the Eligibility Period, the Company will no longer be obligated to pay premiums as described, and coverage under the Health Plans will be continued only to the extent required by COBRA and only to the extent that Employee timely pays the full premium amount required for COBRA continuation coverage of the Health Plans. Employee should consult the COBRA materials that will be provided under separate cover for details regarding eligibility for, and election of, COBRA continuation coverage of the Health Plans.

(c) Outplacement. Employee will be provided with certain professional outplacement benefits from the Company’s outplacement provider, so long as Employee begins outplacement services within four (4) weeks after the Separation Date. To the extent that Employee elects not to utilize outplacement services, Employee will not be entitled to the cash equivalent of such services.

(d) Consulting Services. Beginning September 16, 2025, and ending on the earlier of December 31, 2025, or the date upon which the Company terminates for Cause (as defined below) the relationship as defined herein (the “Consulting Period”), Employee shall be retained by the Company as a Consultant, at a rate of $400 per hour, and shall be available to (i) answer questions with respect to matters that were previously within the scope of Employee’s responsibilities; (ii) produce any deliverables that may be assigned by the Company, including without limitation, cooperate with assigned Company employees to establish an appropriate file structure, and provide to the Company any and all data, metadata, analyses and other information owned by, and/or generated on behalf of, the Company; and (iii) cooperate with the Company with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Employee being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents, files and records which are, or may have come into, Employee’s possession during his employment) (the “Consulting Services”). Employee’s primary contact with the Company, including for the arrangement of any Consulting Services, shall be Louise Rodino-Klapac. The Company’s requests for Consulting Services shall not be unduly burdensome and shall not require more than twenty (20) hours a week of Employee’s time. The Company shall reimburse Employee for reasonable, pre- approved out-of-pocket expenses incurred in providing Consulting Services consistent with the Company’s policies. Such expenses shall include, without limitation, travel costs and, to the extent Employee reasonably believes that separate representation is warranted in connection with any internal investigation or administrative, regulatory or judicial proceeding, reasonable legal fees. “Cause” shall mean (i) Employee’s failure to reasonably provide Consulting Services requested by the Company, or (ii) Employee’s material breach of his continuing confidentiality obligations.

3. Equity. The outstanding equity awards (“Equity Awards”) issued to Employee as of the Separation Date, as attached hereto in Exhibit A, shall continue to vest through the last day of the Consulting Period (as defined above) in accordance with the Company’s 2018 Equity Incentive Plan, the Company’s Amended and Restated 2011 Equity Incentive Plan, and the Company’s 2014 Employment Commencement Incentive Plan, as amended (collectively, the “Equity Agreement”). Employee shall have no less than approximately three and a half months (through 12/31/2025) from the Separation Date (but in no event beyond the remaining term of such Equity Awards) to exercise any Equity Awards already vested as of the Separation Date. Equity Awards that vest during the Consulting Period shall be exercisable following the termination of the Consulting period through 12/31/2025. All unvested Equity Awards as of the termination of the Consulting Period shall be immediately cancelled and forfeited. Employee’s rights with respect to Equity Awards granted to him shall be governed by the Equity Agreement, provided that nothing therein shall be construed in a manner that reduces the period of continued vesting or the period of exercisability identified in this section. Employee shall not be entitled to any additional consideration, including but not limited to, equity vesting in the event of a Change of Control during, or at any time after, the Consulting Period. Employee acknowledges and agrees that except as otherwise stated in this paragraph, he does not now, and will not in the future, have rights to vest in any other stock options or equity under any stock option or other equity plan (of whatever name or kind) that Employee participated in, or was eligible to participate in, during his employment with the Company.

4. Final Paycheck; Payment of Accrued Wages and Expenses

(a) Final Paycheck. Employee acknowledges that on or about the Separation Date, Employee received any and all (a) unpaid regular wages and/or any vacation time accrued through the Separation Date; and (b) any other monies under any other form of compensation or benefit that was due to Employee in connection with his employment with, or separation of employment from, the Company. Employee is entitled to these payments regardless of whether Employee executes this Agreement. Except as otherwise provided in this Agreement, Employee acknowledges and agrees that he is not entitled to bonus compensation for 2025.

(b) Business Expenses. The Company shall reimburse Employee for all outstanding expenses incurred prior to the Separation Date that are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, subject to the Company’s written requirements in effect at the time of the Separation Date with respect to reporting and documenting such expenses. Employee shall submit for reimbursement all outstanding expenses incurred by the Separation Date. Employee is entitled to these payments regardless of whether Employee executes this Agreement.

(c) Full Payment. Employee acknowledges that the payment and arrangements described in this section and Section 2 shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with the Company.

5. Employee’s Release of the Company. In exchange for the Severance Benefits described in Section 3 above, the receipt and adequacy of which consideration is hereby acknowledged:

(a) Employee, on his own behalf and on behalf of his family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(ii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iii) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., , the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Payment of Wages Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Right of Privacy Law, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, and the Massachusetts Paid Family and Medical Leave Law, Mass. Gen. Laws ch.175M, § 1 et seq., all as amended;

(iv) any and all claims for violation of the federal or any state constitution;

(v) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vi) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

(vii) and any all claims relating to wages, compensation, bonuses, incentive pay, equity, stock, stock options or change in control agreement with the Company;

(viii) and all claims for breach of contract or of the implied covenant of good faith and fair dealing inherent in any contract between the parties; and

(ix) any and all claims for attorneys’ fees and costs.

(b) Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Employee acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Employee executes this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (i) he should consult with an attorney prior to executing this Agreement; (ii) he has been given at least twenty-one (21) days within which to consider this Agreement; (iii) he has seven (7) days following his execution of this Agreement in which to revoke it; (iv) this Agreement shall not be effective until after the revocation period has expired and Employee will not receive the benefits of Section 3 of this Agreement until such period has expired without revocation; and (v) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. To revoke his acceptance of this Agreement, Employee must contact Cristin Rothfuss, Executive Vice President, General Counsel, by email at crothfuss@Sarepta.com by no later than 5:00 P.M. Eastern Time on or before the seventh (7th) day following Employee’s signature of this Agreement.

(c) In giving this release, the Employee expressly waives and relinquishes all rights and benefits under any statute or other law, which provides that a general release does not extend to claims which the creditor/employee does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor/employer.

(d) THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: Employee acknowledges, agrees and understands that employees have certain rights under the Massachusetts Wage Act, M.G.L. chapter 149 et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employees for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act. Employee affirms that he has received all wages, including accrued unused vacation as of the Separation Date, and that as to any amounts not hereby affirmed, Employee voluntarily and knowingly waives all rights under the MA Wage Act.

(e) Notwithstanding anything in this Section 5 to the contrary, nothing in this Agreement is intended to release or waive Employee’s rights (i) under COBRA, (ii) to unemployment insurance and worker’s compensation benefits, (iii) to any vested retirement benefits, or Equity Awards in accordance with the terms and conditions of the applicable Equity Agreement and Equity Plan, (iv) to commence an action or proceeding to enforce the terms of this Agreement, or (v) to indemnification for actions taken by Employee in the course and scope of employment to the extent provided for in applicable statutes, or the certificates of incorporation and by-laws of the Company or its affiliates or subsidiaries.

(f) Nothing in this Agreement will bar or prohibit Employee from filing an administrative charge, contacting, seeking assistance from or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, including the Massachusetts Commission Against Discrimination; provided however, Employee nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages or other individual relief in any such proceeding.

6. Promise Not to Sue. Employee agrees that he will not, directly or indirectly, initiate, support or encourage any complaint or lawsuit or action in any court arising out of or relating to the claims released under this Agreement, whether on Employee’s behalf or in a representative capacity, and will not participate in any such action, whether individually or as a member of a class or other collective mechanism. Provided however, that nothing in this Agreement is intended to interfere with or discourage Employee from communicating with a governmental or regulatory body or official(s) or self-regulatory organization (collectively, “Agency” or “Agencies”) about possible violations of law or otherwise providing information to Agencies or participating in Agency investigations or proceedings. Except as otherwise prohibited by law (e.g., pursuant to Section 21F of the Securities Exchange Act and its corresponding regulations), Employee waives his rights to individual relief or monetary recovery based on a charge or complaint filed with an Agency.

7. Non-Disparagement; Transfer of Company Property; Non-Solicitation. The Company and Employee further agree that:

(a) Non-Disparagement. Employee shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, individuals who are known by Employee to be employees of the Company, products, services, technology or business, either publicly or privately. This prohibition of disparagement includes, but is not limited to, statements made on the internet or in any social media forums (e.g., LinkedIn, Instagram, Twitter, TikTok, etc.). Nothing in this Section 7(a) or Section 12 below shall have application to communications authorized or protected by the National Labor Relations Act or any evidence, testimony or assistance required by any court, arbitrator or government agency or to any truthful statements necessary in any litigation regarding the enforcement of this Agreement. Further, nothing in this Section is intended or shall be construed to limit the disclosures referred to in Section 6 above. The Company agrees that the members of its Board of Directors and senior management of the Company shall refrain from making any negative, critical, or disparaging statements, implied or express, concerning Employee.

(b) Transfer of Company Property. On or before the Separation Date, Employee shall return to the Company all physical and electronic files, memoranda, records, and other documents (“Documents”), and any other physical property which are the property of the Company, including any Company-issued data storage devices such as a laptop, iPad or cell phone (“Devices”), and which he has in his possession, custody or control at the Separation Date. All Devices shall be returned without deletion, alteration or copying by Employee of Company information, data and files. Employee represents and warrants that, as of the Separation Date, he or she has returned to the Company all Documents and Devices.

(c) Non-Solicitation and Non-Competition. Employee acknowledges and agrees that Sarepta has invested substantial time, money and resources in the development of its Confidential Information (as defined in the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement) and the development and retention of its customers, clients, collaborators, and employees. Employee further acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Employee further acknowledges and agrees that, to the extent Employee was introduced to customers, clients and collaborators of Sarepta during the course of his employment, any “goodwill” associated with any customer, client, or collaborator belongs exclusively to Sarepta. In recognition of the foregoing, Employee specifically acknowledges and agrees that for a period of one (1) year following the Separation Date, Employee will not directly or indirectly in any position or capacity engage in the following activities for himself/herself or for any other person, business, corporation, partnership or other entity:

(i)
call upon, solicit, divert, or accept, or attempt to solicit or divert any of Sarepta’s business or prospective business from any of Sarepta’s customers, clients, collaborators, or prospective customers, clients or collaborators with whom Employee had contact or whose dealings with Sarepta Employee coordinated or supervised or about whom Employee obtained Confidential Information (as defined in the Employee’s Confidential Proprietary Rights and Non-Disclosure Agreement), at any time during the two (2) year period prior to the termination of Employee’s employment, unless Employee obtains prior written consent of Sarepta; or
(ii)
request, solicit, induce, hire (or attempt or assist in doing any of these actions) any employee or consultant of Sarepta’s to perform work or services for any person or entity other than Sarepta.
(iii)
own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments (“DMD”), oligonucleotide based therapies with respect to DMD, or chemistry platforms with respect to DMD that compete with Company or an of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in or after such date, in any locale of any country in which the Company conducts business, Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as you have no active participation in the business of such corporation. In addition, the provisions of this Section 3 shall not be violated by you commencing employment with a subsidiary, division, or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as you and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from acting as a reference for any employee or consultant of the Company or otherwise engaging in any routine HR job responsibilities Employee may have with a new employer that may involve the hiring of any employee or consultant of the Company that Employee did not directly solicit.
(iv)
Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from acting as a reference for any employee or consultant of the Company or otherwise engaging in any routine HR job responsibilities Employee may have with a new employer that may involve the hiring of any employee or consultant of the Company that Employee did not directly solicit.

(d) Survival of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(e) Remedies. Employee acknowledges and agrees that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of this Agreement by the Employee or any of his or her Representatives would cause Sarepta and its affiliates irreparable harm and that money damages would not be an adequate remedy. Employee agrees on behalf of him or herself and his or her Representatives that Sarepta (and its affiliates) shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of this Agreement by Employee or any of his or her Representatives and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which Sarepta (or its affiliates) may be entitled at law or in equity.

8. Employee Representations. Employee warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits (that are subject to release under Section 5 of this Agreement) against the Releasees or any affiliate of any Releasee with any Agency or court and that, if unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will use reasonable best efforts to immediately cause it to be withdrawn and dismissed, unless it has been filed with an Agency and such efforts are prohibited by law and (b) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.

9. No Assignment by Employee. Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasees because of any actual assignment, subrogation or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Employee’s death, this Agreement shall inure to the benefit of Employee and Employee’s executors, administrators, heirs, distributees, devisees, and legatees. None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only upon Employee’s death by will or operation of law.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles, or where applicable, United States federal law. The Parties agree that the exclusive jurisdiction for any legal action arising out of or relating to this Agreement shall be in the state or federal courts located in the Commonwealth of Massachusetts.

11. Defend Trade Secrets Act of 2016. Employee is hereby advised that, in accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

12. Confidentiality of this Agreement. Employee understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 6 and 7(a) of this Agreement, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained by Employee in confidence and shall not be disclosed to any third party, provided however, that Employee may disclose the terms and contents of this Agreement to his spouse and legal and financial advisors on condition that those parties agree not to disclose same to others.

13. Miscellaneous. This Agreement, together with the Confidential Proprietary Rights and Non-Disclosure Agreement and the Equity Agreement, comprise the entire agreement between the parties with regard to the subject matter hereof and supersede, in their entirety, any other agreements between Employee and the Company with regard to the subject matter hereof. Employee acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

15. Compliance with Continuing Obligations. Employee reaffirms his continuing obligations under the Confidential Proprietary Rights and Non-Disclosure Agreement dated February 13, 2019, and under all similar agreements executed during the course of Employee’s employment by the Company (collectively, the “Confidentiality Agreements”). Employee acknowledges and agrees that the payments and benefits provided by Section 3 of this Agreement shall be subject to Employee’s continued compliance with Employee’s obligations under the Confidentiality Agreements.

16. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and you will provide reasonable assistance to the Company, its affiliates, and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and you will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company. To the extent your obligations to cooperate under this Agreement requires your expenditure of more than de minimis time, the Company will compensate you for your time at a rate of $400.00 per hour. The Company’s obligation to pay you for your time is conditioned on your submission of documentation recording the date and amount of time expended by you as well as a general description of the activities in which you were engaged in fulfillment of your cooperation obligations. In addition, any and all reasonable expenses incurred by you in connection with performing your obligations to cooperate under this Agreement will be reimbursed by the Company upon your submission of suitable expense documentation and provided that any such expense is approved in advance in writing by the Company

17. Signatures. Employee and Company agree that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

To accept the terms of this Separation Agreement and General Release, Employee must sign, date and email a copy to HumanResources@Sarepta.com, within twenty-one (21) days.

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 12 August 2025	By:	Bilal Arif

/s/ Bilal Arif

DATED: 12 August 2025	By:	Cristin Rothfuss

/s/ Cristin Rothfuss

Title: Executive Vice President, Chief General Counsel and Corporate Secretary

EXHIBIT A

EQUITY OWNERSHIP REPORT

EXHIBIT B

CONFIDENTIAL PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT